UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

INGLES MARKETS, INCORPORATED
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On April 16, 2026, Ingles Markets, Incorporated, a North Carolina corporation, issued a press release, a copy of which immediately follows this page.

Important Additional Information

This communication relates to the solicitation of proxies by Ingles Markets, Incorporated, a North Carolina corporation (the “Company”) in connection with the Company’s 2026 annual meeting of shareholders (the “Annual Meeting”). This is a contested solicitation. On April 1, 2026, the Company filed with the Securities and Exchange Commission (“SEC”) and began mailing to shareholders of record as of March 12, 2026 a definitive proxy statement and WHITE universal proxy card in connection with the Annual Meeting.

BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT, THE WHITE UNIVERSAL PROXY CARD, AND ANY OTHER PROXY MATERIALS FILED BY THE COMPANY WITH THE SEC, AS THEY CONTAIN IMPORTANT INFORMATION.
Shareholders may obtain the Company’s definitive proxy statement, the WHITE universal proxy card, any amendments or supplements thereto, and other relevant documents filed with the SEC free of charge at the SEC’s website at www.sec.gov. Copies are also available free of charge on the Company’s investor relations website under the “Corporate” tab at www.ingles-markets.com or by contacting Barbara Arnold.

The Company, its directors, and certain of its executive officers and employees may be deemed to be “participants” in the solicitation of proxies from shareholders in connection with the matters to be considered at the Annual Meeting. Information regarding the identity of these participants and their direct or indirect interests in the solicitation is set forth in the Company’s definitive proxy statement filed with the SEC on April 1, 2026, and may be supplemented in other materials filed with the SEC in connection with the Annual Meeting.

Ingles Sets the Record Straight on Summer Road’s Flawed Real Estate Claims

Urges Shareholders to Vote “FOR” ONLY Ingles’ Director Candidates – Rebekah Lowe and Dwight Jacobs – on the WHITE Proxy Card

ASHEVILLE, N.C. – April 16, 2026 – Ingles Markets, Incorporated (NASDAQ: IMKTA) today issued the following statement in response to misleading claims made by Summer Road LLC in its presentation published April 6, 2026 regarding Ingles’ real estate portfolio:

Summer Road has a fundamentally flawed understanding of Ingles’ real estate portfolio. Further, the strategy it is proposing in connection with its attempt to nominate Sackler representative Rory Held to the Ingles Board of Directors is based on incorrect assumptions and is potentially value destructive. For grocers broadly, owned real estate is one of the most important drivers of long-term value. For Ingles in particular, strategic ownership of assets provides competitive value creation advantages, including operational control and growth opportunities.

Here are the facts:

Summer Road’s Claim	The Reality
Ingles owns 29 undeveloped grocery-anchored mall sites sitting fallow and in disrepair.
The 29 undeveloped parcels are NOT “grocery-anchored mall sites” as Summer Road wrongly suggests:

•     17 of the parcels are designated for potential future development, including the development of Ingles’ grocery stores.
•     The remaining 12 parcels are designated for sale, ground lease, or build-to-suit development, with 8 of these parcels being less than 5.5 acres (including one parcel that is less than 0.27 acres).

Ingles owns 1,800 acres that are not used in its grocery or real estate rental businesses. County tax assessors appraise the value of this excess land at approximately $466 million or $24.00 per Ingles share.

•      This is a wildly inaccurate assertion as the actual acreage is less than 1/3 of what Summer Road claims.
•      The book value of the 29 undeveloped sites is less than 5% of the total net PP&E on the balance sheet. To achieve Summer Road’s preposterous valuation of undeveloped real estate, one must employ their completely erroneous assertion that Ingles maintains 1,800 undeveloped acres of land that is unrelated to their grocery or real estate rental businesses. As noted earlier, this assertion is a complete fabrication that once again illustrates Summer Road’s total lack of understanding of Ingles’ real estate holdings.
•      Ingles regularly evaluates its real estate strategy and portfolio, and we would not want to sell all of our undeveloped land because it is strategically important to our long-term growth. That said, even if a portion were to be sold, we would need to consider tax implications, with a 1031 exchange being the prudent, value-preserving approach – something Summer Road neglects to consider in its proposals.

Separating Ingles into an operationally focused “OpCo” (Grocery Operations) and a “PropCo” (Grocery-Anchored Real Estate Company) would likely result in a material re-rating of the Company’s valuation, optimize the capital structure of both entities, and potentially catalyze strategic interest from larger regional or national grocers.

•      Separating Ingles into a standalone “OpCo” and a “PropCo” is essentially a sale-leaseback strategy – an approach we believe would be value destructive to Ingles.
o     Summer Road’s misleading calculations move income from Ingles to “PropCo” without any benefit overall and to the detriment of Ingles’ operations.
o     Summer Road’s proforma results do not account for related expenses or income taxes.
o     To cover the additional rent expense of ~$73 million, and removal of third party rent of ~$31 million from Ingles, Ingles’ sales would have to double, assuming a 2% profit margin.
•     Beyond impacting the bottom line, part of Ingles’ store management compensation program is related to operational performance. Charging rent to every store would wipe away profitability and compensation that our valued employees benefit from. As a result, Ingles would lose talented store management without an incremental increase in base compensation – this could impact the customer experience by removing the incentives that drive store-level management’s top performance.

At this pivotal moment for Ingles, shareholders face a clear choice between strengthening the Board with independent highly qualified director candidates, who are committed to long-term value creation – OR – risking reputational harm and potential value destruction driven by a Sackler-affiliated agenda that we believe prioritizes short-term financial gain over sustainable growth.

We urge you – protect your investment by voting “FOR” only Rebekah Lowe and Dwight Jacobs on the WHITE proxy card today.

 If you require assistance voting your shares, please call the Company’s proxy solicitor:

MacKenzie Partners, Inc.
7 Penn Plaza
New York, New York 10001
Call: 1-800-322-2885 (toll-free)
Email: proxy@mackenziepartners.com

About Ingles Markets, Incorporated

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. At March 30, 2026, three of the four stores temporarily closed due to damage sustained in Hurricane Helene remained closed but are expected to reopen in 2026. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit www.ingles-markets.com

Important Additional Information

This communication relates to the solicitation of proxies by Ingles Markets, Incorporated, a North Carolina corporation (the “Company”) in connection with the Company’s 2026 annual meeting of shareholders (the “Annual Meeting”). This is a contested solicitation. On April 1, 2026, the Company filed with the Securities and Exchange Commission (“SEC”) and began mailing to shareholders of record as of March 12, 2026 a definitive proxy statement and WHITE universal proxy card in connection with the Annual Meeting.

BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT, THE WHITE UNIVERSAL PROXY CARD, AND ANY OTHER PROXY MATERIALS FILED BY THE COMPANY WITH THE SEC, AS THEY CONTAIN IMPORTANT INFORMATION.

Shareholders may obtain the Company’s definitive proxy statement, the WHITE universal proxy card, any amendments or supplements thereto, and other relevant documents filed with the SEC free of charge at the SEC’s website at www.sec.gov. Copies are also available free of charge on the Company’s investor relations website under the “Corporate” tab at www.ingles-markets.com or by contacting Barbara Arnold at barnold@ingles-markets.com.

The Company, its directors, and certain of its executive officers and employees may be deemed to be “participants” in the solicitation of proxies from shareholders in connection with the matters to be considered at the Annual Meeting. Information regarding the identity of these participants and their direct or indirect interests in the solicitation is set forth in the Company’s definitive proxy statement filed with the SEC on April 1, 2026, and may be supplemented in other materials filed with the SEC in connection with the Annual Meeting.

Shareholders are urged to vote “FOR” the Company’s director candidates by using ONLY the Company’s WHITE universal proxy card. Using any other proxy card will revoke prior voting instructions.

Cautionary Note Regarding Forward-Looking Statements

This communication includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things: business and economic conditions generally in the Company’s operating area, including inflation or deflation; shortages of labor, distribution capacity, and some product shortages; inflation in food, labor and gasoline prices; the Company’s ability to successfully implement its expansion and operating strategies; pricing pressures and other competitive factors, including online-based procurement of products the Company sells; sudden or significant changes in the availability of gasoline and retail gasoline prices; the maturation of new and expanded stores; general concerns about food safety; the Company’s ability to manage technology and data security; the availability and terms of financing; and increases in costs, including food, utilities, labor and other goods and services significant to the Company’s operations. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the SEC, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Contacts

Investor Contact

Pat Jackson, Chief Financial Officer
pjackson@ingles-markets.com
(828) 669-2941 (Ext. 223)

Media Contact

Eliza Rothstein / Zach Genirs
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
InglesMedia@joelefrank.com